RUBY CREEK RESOURCES

Purchase Agreement dated August 18, 2010

Between

Ruby Creek Resources, Inc.

And

Carlos John Kolos Kapinga

and

Magembe Sylvester Cheyo

For the Acquisition of the Kapinga Property, Tanzania

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RUBY CREEK RESOURCES

Kapinga Property Purchase Agreement

This Purchase Agreement, dated August 18, 2010, is made amongst;

Carlos John Kolos Kapinga, a Tanzanian Citizen,
whose address is PO Box 53427, Dar es Salaam Tanzania, and

Ruby Creek Resources, Inc., a Nevada Corporation,
whose address is 750 3rd Ave, 11th Floor, New York, New York, 10017 and

Magembe Sylvester Cheyo , a Tanzanian Citizen,
whose address is PO Box 9820, Dar es Salaam, Tanzania.

Collectively "the Parties";

For the Purchase of the Prospecting License No. PLR 6085/2009, at the Kilimarondo area in Liwale and Nachingwea Districts.

Whereas;

A. Carlos John Kolos Kapinga, is the registered owner of the Prospecting License PLR 6085/2009 ("the PL"), the details are given in the attached Schedule marked as Annexure A, which constitute a property known as the Kapinga Property ("the Property");

B. Carlos John Kolos Kapinga ("CJKK") is the son of John Kolos Kapinga (deceased), the registered owner of the Kapinga Property and JKK is the executor of the estate of John Kolos Kapinga, in whose name the PL was originally granted. CJKK has the legal rights and authority to deal with the Kapinga Property;

C. Ruby Creek Resources, Inc. ("RCR") is developing a Project immediately to the north of the Kapinga Property called the Mkuvia Gold Project ("the Mkuvia"), through its 70% owned Tanzanian company, Ruby Creek Resources (Tanzania) Limited, ("RCR Tz");

D. Magembe Sylvester Cheyo ("MSC") has introduced CJKK and RCR and continues to act for the benefit of both CJKK and RCR;

E. RCR wishes to purchase the Kapinga Property and will incorporate a new Tanzanian subsidiary company, Ruby Creek Gold (Tanzania) Limited ("RCR Gold Tz") to own the interest and develop the Property subject to favorable exploration and prospecting results;

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RUBY CREEK RESOURCES

F. JKK is desirous of developing the Kapinga Property by selling the Kapinga Property to the new Tanzanian subsidiary company of RCR, RCR Gold Tz, in which CJKK will have an equity interest of 10%;

G. CJKK is willing to grant RCR an Exclusive Option to conduct exploration and prospecting work on the Kapinga Property subject to the Terms below including a non-refundable deposit towards the Purchase Price.

Now Therefore the Parties agree as follows:

1. Purchase Price
   Ruby Creek Resources, Inc. will pay a Purchase Price of US$500,000 to be paid as follows:
   a. US $250,000 upon Closing (less deposits paid);
   b. US $250,000 upon Granting of First Mining License;
   c. Additionally at his sole discretion, CJKK may accept a portion of the payments in Shares of Ruby Creek Resources, Inc;
   d. MSC shall receive US$50,000 and 50,000 common shares of Ruby Creek Resources, Inc. in recognition of his past and continuing work to advance the development of the Kapinga Property;
      i. US$10,000 to be paid to MSC upon completion of the documents being placed in trust;
      ii. US$20,000 and 25,000 common shares of Ruby Creek Resources, Inc. to be paid to MSC when Point 1(a) is paid;
      iii. US$20,000 and 25,000 common shares of Ruby Creek Resources, Inc. to be paid to MSC when Point 1(b) is paid.

2. Closing Documents
   a. CJKK must complete all necessary documents for the sale and transfer of the Kapinga Property and proof of his right to deal in the PL and deposit those documents in trust to Charles Rwechungura of CRB Africa Legal.
   b. RCR will pay a non-refundable deposit of US$5,000 upon signing of this Purchase Agreement and a further non-refundable deposit of $20,000 upon completion of the required closing documents delivered in trust to CRB Africa Legal.
   c. Return of Documents held in Trust and Deposits
      i. Documents held in Trust will be returned immediately if RCR elects to not close and additionally the deposits are forfeited to CJKK; or
      ii. Documents held in Trust will be returned on the 181st day after the documents are placed in trust if RCR does not close and additionally the deposits are forfeited to CJKK.

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RUBY CREEK RESOURCES

3. Ruby Creek Option to Explore and Prospect
    a. RCR must conduct an exploration, prospecting and due diligence program on the Kapinga Property and must receive favorable results in order to close. For a PL the size of the Kapinga, RCR will require up to 180 days ("the Option Term') to complete the program.
    b. CJKK grants an Exclusive Option to RCR to explore and prospect on the Kapinga Property for 180 days from the date that closing documents are placed in trust.
    c. CJKK grants RCR exclusive and controlling access to the PL during the Option Term.
    d. RCR may move to Closing by giving Notice to CJKK and MSC at any time during the Option Term.
    e. CJKK and MSC will be allowed access to the PL during the Option Term.
    f. CJKK and MSC will have access to all information produced by RCR and will receive copies of all exploration and prospecting information.
    g. RCR agrees it will only conduct an exploration and prospecting program and will not mine on the Kapinga Property.
    h. RCR will grant access to CJKK and MSC to the Mkuvia camp and Mkuvia operations during the Option Term.

4. Ownership of Ruby Creek Gold (Tanzania) Limited
    a. RCR will own 87% of the shares of RCR Gold Tz.
    b. CJKK will own 10% of the shares of RCR Gold Tz.
    c. MSC will own 3% of the shares of RCR Gold Tz.

5. Board of Directors of Ruby Creek Gold (Tanzania) Limited
CJKK is entitled to a position on the Board of Directors of RCR Gold Tz. CJKK may accept this position or appoint a nominee by giving Notice to RCR Gold Tz. CJKK or his nominee will be appointed as a Director at the next Directors' meeting of RCR Gold Tz.

6. Additional Terms
    a. Confidentiality
        i. As a public company and SEC reporting Issuer, RCR will required to disclose the Terms of this Agreement. For corporate competitive reasons, RCR will make efforts to minimize the amount of disclosure it is required to make.
        ii. CJKK may not disclose nor discuss with any party other than RCR without prior written approval by RCR.
        iii. MSC may not disclose nor discuss with any party other than RCR without prior written approval by RCR.

b. Breach of Agreement
Should any Party breach this Agreement, the other Party(s) must provide a written Notice of such breach to the other Parties and if the Breach is not remedied within 30 days then the Parties agree to seek arbitration prior to any court action.

7. Applicable Law
This Agreement is subject to the laws of Tanzania.

8. Annexures;
   a. PL Description
   b. PML Description

We, the undersigned, agree to the terms and spirit of this Purchase Agreement and acknowledge that we have authority to enter into this Agreement.

By Carlos John Kolos Kapinga

Carlos John Kolos Kapinga

For Ruby Creek Resources, Inc.

Robert Slavik, CEO and Director

By Magembe Sylvester Cheyo

Magembe Sylvester Cheyo

Before me:
Name: Octavianus Mushukuma
Address: Box 32540, Dar es Salaam.
Qualification: Advocate
Date: 7th Sept, 2010.

OCTAVIANUS MUSHUKUMA
ADVOCATE, NOTARY PUBLIC & COMMISSIONER FOR OATHS
BOX 32540, DAR-ES-SALAAM

Annexure A - PL

The Kapinga Property is an area defined by 1 Prospecting License (PL) over an area of approximately 334 sq km in the southern part of Tanzania.

Property Description:

a. Location: the Prospecting License is located at Kilimarondo area in Liwale and Nanchingwea Districts, QDS 291/2, 291/4, 292/1 & 292/3 of the Lindi Region in the United Republic of Tanzania.
b. Prospecting License description: PL No. 6085/2009
   Granted September 22, 2009 and expiring: September 22, 2011

Annexure B – PMLs on the PL

1. PML 0004739
2. PML 004229